Exhibit 21.1

Subsidiaries

Life Storage LP, a Delaware limited partnership

Life Storage Holdings, Inc., a Delaware Corporation

Life Storage Solutions, LLC, a New York limited liability company

Iskalo Land Holdings, LLC, a New York limited liability company

Sovran Peacock 505 LLC, a Delaware limited liability company

Sovran Mahopac 534 LLC, a Delaware limited liability company

Life Curry Ford Road 628 LLC, a Delaware limited liability company

LSS GP, LLC, a Delaware limited liability company

Life Bluebird Storage LP, a Delaware limited partnership

1168795 B.C. Unlimited Liability Company, a British Columbia, Canada partnership

Life Storage Solutions Canada Ltd., a British Columbia, Canada limited liability company

1181083 B.C. Ltd., a British Columbia, Canada limited liability company